Exhibit 99.1

NEWS

TOM RUTLEDGE TO BECOME BOARD MEMBER EMERITUS,
ERIC ZINTERHOFER APPOINTED NON-EXECUTIVE CHAIRMAN OF THE BOARD,
CHRIS WINFREY APPOINTED TO CHARTER COMMUNICATIONS’ BOARD

STAMFORD, Connecticut – October 25, 2023 – Charter Communications, Inc. (NASDAQ: CHTR) (along with its subsidiaries, “Charter”) today announced that Tom Rutledge will continue to serve the company as a Board Member Emeritus upon his previously announced retirement from the Charter Board of Directors as Executive Chairman on November 30, 2023. The Board also appointed Charter’s President and Chief Executive Officer, Chris Winfrey to the Board to fill the vacancy created upon Mr. Rutledge’s retirement. The Board appointed Charter’s Lead Independent Director, Eric Zinterhofer as non-executive Chairman of the Board effective November 30, 2023.

“I am very pleased that Tom has agreed to stay on as Board Member Emeritus,” said Mr. Winfrey. “I have valued his wisdom acquired from over 50 years as a pioneer in the cable business, and I look forward to his involvement and valuable counsel going forward. It is exceptional when a Board can continue to benefit from the ongoing involvement of two director emeritus with the experience, expertise and successful history like that of Tom Rutledge and Dr. John Malone.”

“I look forward to returning to the Chairman role and welcome Chris to the Board,” said Mr. Zinterhofer. “Chris and I have worked together over the last three decades. As part of this successful transition plan, I am also grateful that we will continue to benefit from Tom's deep knowledge and ongoing counsel as Board Member Emeritus.”

Mr. Rutledge retired as CEO of Charter in 2022 after leading Charter for 10-years and five decades in the industry. He was named President and CEO of Charter in 2012 and Chairman in 2016. Prior to joining Charter, Mr. Rutledge served as Chief Operating Officer of Cablevision Systems from 2004 till 2011. In 1977, he joined American Television and Communications (ATC), a predecessor of Time Warner Cable, as a manager trainee where he served in a series of progressively senior leadership roles, eventually becoming President of Time Warner Cable in 2001. He began his cable career in 1972 at Eastern Telecom working as a technician while going to college. Mr. Rutledge is a recipient of the NCTA Vanguard Award for Distinguished Leadership and is a member of the Cable TV Pioneers, the Cable Hall of Fame and the Broadcasting and Cable Hall of Fame.

Mr. Winfrey became President and CEO of Charter in 2022. He has played a significant role in Charter’s growth and transformation over the last decade. He was named Chief Operating Officer in 2021 and joined Charter as Chief Financial Officer in 2010. Prior to joining Charter, Mr. Winfrey served as Chief Financial Officer, and as Managing Director for cable operations, broadcasting and satellite entities at Unitymedia GmbH, Germany's second-largest cable operator. Earlier in his career, Mr. Winfrey served as Senior Vice President, Corporate Finance and Development at Cablecom, GmbH, Director of Financial Planning and Analysis and Director of Operations Services of NTL Incorporated’s continental European operations, and as a senior associate in the private equity group at Communications Equity Associates. He has spent more than 25 years in the cable industry, and in 2015 received The Internet & Television Association’s (NCTA) Vanguard Award for Young Leadership.

Mr. Zinterhofer has been the Lead Independent Director of Charter’s board of directors since May 2016. He was elected to the board of Charter in November 2009 and served as non-executive Chairman of the board from December 2009 through May 2016. In 2010, Mr. Zinterhofer founded Searchlight Capital Partners, L.P., a private equity firm. Previously, he served as a senior partner at Apollo Management, L.P. and was with Apollo from 1998 until May 2010. Mr. Zinterhofer is a director of Univision Holdings, Inc., Hemisphere Media Group, and Liberty Latin America Ltd. Mr. Zinterhofer received B.A. degrees with Honors in Economics and European History from the University of Pennsylvania and received an M.B.A. from Harvard Business School.

About Charter

Charter Communications, Inc. (NASDAQ: CHTR) is a leading broadband connectivity company and cable operator serving more than 32 million customers in 41 states through its Spectrum brand. Over an advanced communications network, the Company offers a full range of state-of-the-art residential and business services including Spectrum Internet®, TV, Mobile and Voice.

For small and medium-sized companies, Spectrum Business® delivers the same suite of broadband products and services coupled with special features and applications to enhance productivity, while for larger businesses and government entities, Spectrum Enterprise® provides highly customized, fiber-based solutions. Spectrum Reach® delivers tailored advertising and production for the modern media landscape. The Company also distributes award-winning news coverage and sports programming to its customers through Spectrum Networks. More information about Charter can be found at corporate.charter.com.

Media Relations contact: Cameron Blanchard, cameron.blanchard@charter.com
Investor Relations contact: Stefan Anninger, stefan.anninger@charter.com